For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Announces
Pricing of Its Common Stock Offering

New York, NY, October 30, 2009......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today the pricing of an underwritten public offering of 3,000,000 shares of its common stock, at an offering price of $8.50 per share. In connection with this offering, the Company has granted the underwriters a 30-day option to purchase up to 450,000 additional shares. Goldman, Sachs & Co. is serving as the sole book-runner, with BB&T Capital Markets as a co-manager for the offering. The offering is expected to close on November 4, 2009, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to repay a portion of its outstanding indebtedness under its revolving credit facility. The Company then intends to borrow funds from time to time under its revolving credit facility for general corporate purposes.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. A final prospectus supplement related to the offering will be filed with the SEC and will be available on its Web site, http://www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from Goldman, Sachs & Co. via telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200